EXHIBIT 10.1

PROMISSORY NOTE

$14,835.00

Malibu, California
September 1, 2000


     THE UNDERSIGNED promises to pay to the order of Mezzanine Capital Ltd. at 1515 Brookhollow Drive, Suite D, Santa Ana, CA 92705, or at such other place as the holder hereof may designate in writing, the sum of fourteen thousand eight hundred thirty-five dollars ($14,835.00), with interest thereon at the rate of 10% per annum from the date hereof. Principal and interest shall be due and payable one year from the date hereof.

     Prepayment of this note may be made at any time without penalty.

     In the event of commencement of suit to enforce payment of this note, the undersigned agrees to pay such additional sum as attorney's fees as the court may adjudge reasonable.

     Alnilam Corporation


     By: /s/ Jason Daggett
             Jason Daggett, President